Exhibit 5.1

May 18, 2007

Valentis, Inc.
533 Airport Blvd., Suite 400
Burlingame, CA 94010

Re:          Valentis, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-4 (the “Registration Statement”) filed by Valentis, Inc., a Delaware corporation (“Valentis”), with the Securities and Exchange Commission on February 5, 2007 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 51,837,579 shares (the “Shares”) of Valentis’ common stock, $0.001 par value per share, to be issued by Valentis to the stockholders of Urigen N.A., Inc., a Delaware corporation (“Urigen”), upon consummation of the merger (the “Merger”) of Valentis Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Valentis (“Valentis Holdings”), with and into Urigen, with Urigen surviving the Merger as a wholly-owned subsidiary of Valentis, pursuant to that certain Agreement and Plan of Merger, dated as of October 5, 2006, as amended February 1, 2007, March 28, 2007 and May 14, 2007 (the “Merger Agreement”), by and among Valentis, Valentis Holdings and Urigen.

In connection with this opinion, we have examined and relied upon the Registration Statement and the joint proxy statement/prospectus included therein (the “Prospectus”), Valentis’ Amended and Restated Certificate of Incorporation and Bylaws, as amended and currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures (other than signatures of officers of Valentis).  We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto (other than Valentis), such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective and will continue to be effective under the Securities Act, (ii) the stockholders of Urigen will have approved and adopted the Merger Agreement and will have approved the conversion of all of the outstanding shares of Urigen Series A preferred stock into shares of Urigen common stock immediately prior to the Merger, (iii) the stockholders of Valentis will have approved the issuance of the Shares, (iv) the Merger and any other transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement and (v) the Company will have duly executed the Shares and the Company’s registrar will have properly registered the Shares.

On the basis of the foregoing and in reliance thereon, and subject to compliance with applicable state securities and “blue sky” laws, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth